EXHIBIT 5

                        MACAULAY, ZORRILLA & ROBIN, P.A.
                                1402 MIAMI CENTER
                          201 SOUTH BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33131
                                 (305) 358-9200
                               FAX (305) 358-9617


                                 April 16, 1998

ProxyMed, Inc.
2501 Davie Road
Suite 230
Ft. Lauderdale, FL  33317

         RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have acted as counsel to ProxyMed, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 737,934 shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), 250,000 of which are offered pursuant to the Company's 1997 Stock Option Plan (the "Plan") and 487,934 of which are offered pursuant to nonqualified stock option agreements between the Company and certain current and former employees and consultants (the "Agreements"). You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering of Common Stock pursuant to the Plan and the Agreements.

         We have examined original, photostatic or certified copies of such records of the Company, including the Plan, the form of the Agreements, the Articles of Incorporation, the Bylaws and minutes, the Registration Statement and other documents as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals and the conformity to authentic originals of all documents and instruments submitted to us as certified or photostatic copies. As to various questions of fact material to our opinions, we have relied upon representations made to us by various officers and directors of the Company and we have not conducted or received independent verification of those facts.

         Based upon the foregoing and subject to the comments and exceptions noted below, we are of the opinion that (i) the Company presently has available at least 737,934 authorized but unissued shares and/or treasury shares of Common Stock from which may be issued the 737,934 shares of Common Stock proposed to be sold pursuant to the Plan and the Agreements, and (ii) assuming that the

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Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance as set forth in the Plan and the Agreements and assuming that the consideration for the shares of Common Stock issued is actually received by the Company as provided in the Plan and the Agreements, then the shares of Common Stock issued pursuant to the Plan and the Agreements will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            /S/ Macaulay, Zorrilla & Robin, P.A.
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                                            MACAULAY, ZORRILLA & ROBIN, P.A.